CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 11, 2005, relating to the financial statements and financial highlights which appear in the August 31, 2005 Annual Reports to Shareholders of John Hancock New York Tax-Free Income Fund and John Hancock Massachusetts Tax-Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP

Boston, Massachusetts
December 15, 2005